Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Third Quarter 2011 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $25.5 Million

Westport, Conn., November 8, 2011 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and nine months ended September 30, 2011.

Third Quarter 2011 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $25.5 million for the third quarter of 2011;

•	Reported net income of $12.5 million for the third quarter of 2011;

•	Paid a third quarter 2011 cash distribution of $0.36 per share in October 2011, bringing cumulative distributions paid to $7.0752 per share since CODI’s IPO in May of 2006; and

•	Acquired a majority interest in CamelBak Products, LLC (“CamelBak”) on August 24, 2011.

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $25.5 million for the quarter ended September 30, 2011, as compared to $23.8 million for the comparable quarter of the prior year. CODI’s weighted average number of shares outstanding for the quarter ended September 30, 2011 and September 30, 2010 was approximately 47.4 million and 41.9 million, respectively.

The improvement in Cash Flow for the third quarter of 2011 compared to the year-earlier period reflects solid performance at a majority of CODI’s subsidiaries. In addition, the third quarter of 2011 was positively impacted by the full inclusion of results from ERGOBaby, a platform business acquired by CODI on September 16, 2010, as well as the partial inclusion of results from CamelBak, a platform business acquired by CODI on August 24, 2011.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses.

Net income for the quarter ended September 30, 2011 was $12.5 million, as compared to a net loss of $29.4 million for the quarter ended September 30, 2010. During the third quarter of 2010, CODI recorded a $42.4 million non-cash impairment charge for the Company’s American Furniture Manufacturing subsidiary.

On October 10, 2011, CODI’s Board of Directors declared a third quarter distribution of $0.36 per share. The distribution was paid on October 31, 2011 to all holders of record as of October 25, 2011.

On October 17, 2011, CODI announced the sale of Staffmark whereby it received approximately $220 million of total proceeds from the sale at closing. The proceeds were used to repay substantially all of the outstanding debt under the Company’s prior revolving credit facility. The Company anticipates recording a gain on the sale of Staffmark ranging between $75 million and $90 million for the quarter ended December 31, 2011.

CODI announced on October 27, 2011 it signed a credit agreement for a revolving credit facility totaling $290 million and a term loan facility in the amount of $225 million. The two facilities combine for $515 million in new debt financing and replace the Company’s previous revolving credit facility and term loan facility. Upon closing, CODI had borrowing availability of approximately $287.1 million under its new revolving credit facility and no significant debt maturities until October 2016.

Commenting on the quarter, Alan Offenberg, CEO of Compass Group Diversified Holdings LLC, said, “Our strong results for the third quarter of 2011 were consistent with management’s expectations, as Cash Flow increased more than 7% compared to the year-earlier period. We continue to benefit from the leadership position and comparative financial strength of our niche businesses. We also realized contributions from our newest platform company, CamelBak, which we acquired during the third quarter. CamelBak is an exciting addition to our family of subsidiary companies based on its market leadership, history of stable cash flows, proven management and attractive growth potential.”

Mr. Offenberg added, “As we continue to pursue additional growth opportunities that create significant value for our owners, we recently took steps to further strengthen our financial flexibility. Specifically, during October we secured $515 million in new debt financing, which we used to refinance our existing debt and improve our mix of debt to equity within our capital structure. In addition, the opportunistic sale of Staffmark, one of the initial subsidiaries at the time of CODI’s IPO, generated approximately $220 million of total proceeds in a highly profitable transaction for our Company. With substantial liquidity, we are in a strong position to invest in high-return organic growth initiatives and capitalize on accretive acquisitions of companies with a real reason to exist as we have consistently done in the past.”

Conference Call

Management will host a conference call on Wednesday, November 9, 2011 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 879-6209 and the dial-in number for international callers is (719) 325-4783. The access code for all callers is 4404832. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through November 16, 2011. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 4404832.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its eight subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

CODI’s subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•

The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (HALO Branded Solutions, www.halo.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2011	December 31, 2010
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$10,564	$13,536
Accounts receivable, less allowance of $4,893 and $5,481	253,541	208,487
Inventories	108,970	77,412
Prepaid expenses and other current assets	32,464	33,904

Total current assets	405,539	333,339

Property, plant and equipment, net	50,329	33,484
Goodwill	325,312	325,851
Intangible assets, net	437,015	269,672
Deferred debt issuance costs, net	2,865	3,822
Other non-current assets	31,052	17,873

Total assets	$1,252,112	$984,041

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$160,820	$127,499
Due to related party	4,839	2,692
Current portion, long-term debt	2,000	2,000
Current portion of workers’ compensation liability	18,775	18,170
Other current liabilities	977	1,043

Total current liabilities	187,411	151,404

Long-term debt	290,500	94,000
Supplemental put obligation	43,801	44,598
Deferred income taxes	76,328	74,457
Workers’ compensation liability	42,126	40,588
Other non-current liabilities	1,162	3,084

Total liabilities	641,328	408,131

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 and 46,725 shares issued and outstanding at 9/30/11 and 12/31/10, respectively	658,447	638,763
Accumulated other comprehensive loss	—	(143)
Accumulated deficit	(199,652)	(150,550)

Total stockholders’ equity attributable to Holdings	458,795	488,070
Noncontrolling interests	151,989	87,840

Total stockholders’ equity	610,784	575,910

Total liabilities and stockholders’ equity	$1,252,112	$984,041

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Net sales	$489,955	$460,767	$1,342,164	$1,218,708
Cost of sales	378,755	361,236	1,047,111	962,459

Gross profit	111,200	99,531	295,053	256,249
Operating expenses:
Staffing expense	21,659	21,089	65,379	60,996
Selling, general and administrative expense	54,676	44,101	145,840	129,037
Supplemental put expense	1,200	1,639	6,095	18,630
Management fees	5,255	4,010	13,033	11,383
Amortization expense	8,472	7,469	23,863	21,069
Impairment expense	—	42,435	7,700	42,435

Operating income (loss)	19,938	(21,212)	33,143	(27,301)

Other income (expense):
Interest income	2	1	4	18
Interest expense	(2,631)	(2,926)	(7,510)	(8,487)
Amortization of debt issuance costs	(542)	(493)	(1,543)	(1,329)
Other income, net	222	361	813	752

Income (loss) before income taxes	16,989	(24,269)	24,907	(36,347)
Income tax expense	4,519	5,148	10,738	9,100

Net income (loss)	12,470	(29,417)	14,169	(45,447)
Net income attributable to noncontrolling interest	4,374	642	6,669	2,041

Net income (loss) attributable to Holdings	$8,096	$(30,059)	$7,500	$(47,488)

Basic and fully diluted net income (loss) per share	$0.17	$(0.72)	$0.16	$(1.19)

Weighted average number of shares outstanding — basic and fully diluted	47,376	41,875	46,944	39,852

Cash distributions declared per share	$0.36	$0.34	$1.08	$1.02

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Cash flows from operating activities:
Net income (loss)	$14,169	$(45,447)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	34,896	29,313
Impairment expense	7,700	42,435
Supplemental put expense	6,095	18,630
Noncontrolling interests and noncontrolling stockholders charges	2,210	8,209
Deferred taxes	(5,687)	(5,115)
Other	1,036	245

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(23,229)	(44,692)
Increase in inventories	(146)	(18,983)
Increase in prepaid expenses and other current assets	(806)	(3,793)
Increase in accounts payable and accrued expenses	21,559	48,025

Net cash provided by operating activities	57,797	28,827

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(258,559)	(173,689)
Purchases of property and equipment	(15,099)	(4,703)
Other	140	7

Net cash used in investing activities	(273,518)	(178,385)

Cash flows from financing activities:
Proceeds from issuance of Trust shares, net	19,684	74,977
Net borrowing (repayment) of debt	196,500	99,300
Debt issuance costs	(593)	(259)
Distributions paid	(49,529)	(40,928)
Net proceeds related to noncontrolling interest	47,016	9,485
Other	(329)	(44)

Net cash provided by financing activities	212,749	142,531

Net decrease in cash and cash equivalents	(2,972)	(7,027)
Cash and cash equivalents — beginning of period	13,536	31,495

Cash and cash equivalents — end of period	$10,564	$24,468

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended September 30, 2011	Three Months ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Net income (loss)	$12,470	$(29,417)	$14,169	$(45,447)
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	12,553	10,254	33,353	27,984
Impairment expense	—	42,435	7,700	42,435
Amortization of debt issuance costs	542	493	1,543	1,329
Supplemental put expense	1,200	1,639	6,095	18,630
Noncontrolling interests and noncontrolling stockholders charges	995	768	2,210	8,209
Other	949	405	1,036	245
Deferred taxes	(3,761)	(3,053)	(5,687)	(5,115)
Changes in operating assets and liabilities	(15,635)	(2,266)	(2,622)	(19,443)

Net cash provided by operating activities	9,313	21,258	57,797	28,827
Plus:
Unused fee on revolving credit facility (1)	499	749	2,041	2,378
Successful acquisition expense (2)	3,347	2,046	4,197	3,970
Changes in operating assets and liabilities	15,635	2,266	2,622	19,443
Less:
Maintenance capital expenditures (3)	2,343	2,522	7,467	4,703
Other	930	—	930	—

Estimated cash flow available for distribution and reinvestment	$25,521	$23,797	$58,260	$49,915

Distribution paid in March 2011 and April 2010			$16,821	$14,238
Distribution paid in July 2011/2010			16,821	14,238
Distribution paid in October 2011/2010	$17,388	$14,238	17,388	14,238

	$17,388	$14,238	$51,030	$42,714

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Excludes growth capital expenditures of approximately $1.4 million for the three months ended September 30, 2011 and $7.6 million for the nine months ended Sept. 30, 2011.